Exhibit 5

UNIONBANCAL CORPORATION

STOCK BONUS PLAN

RESTRICTED SHARE UNIT AGREEMENT

This Agreement is made between UnionBanCal Corporation, a Delaware corporation (the “Company”) and Participant as of the Award Date (the “Award Date”) as set forth on the Restricted Share Unit Award Notice (the “Award Notice”) available from the              website (www.            .com).

WITNESSETH:

WHEREAS, the Company has adopted the UnionBanCal Corporation Stock Bonus Plan (the “Plan”) authorizing the grant of American Depositary Receipts representing American Depositary Shares (the “Shares”), which represent shares of common stock of the Company’s indirect parent company, Mitsubishi UFJ Financial Group, Inc., a Japanese corporation (“MUFG”), to eligible employees of the Company and its Subsidiaries (as defined in the Plan) in connection with the performance of services for the Company and its Subsidiaries;

WHEREAS, the Company regards Participant as a valuable contributor to the Company and/or a Subsidiary, and has determined that it would be to the advantage and interest of the Company to grant Shares to Participant pursuant to the restricted share units (the “Restricted Share Units”) provided for in this Agreement, subject to restrictions, as an inducement to remain in the service of the Company and as an incentive for increased efforts during such service;

WHEREAS, the Shares subject to the Restricted Share Units shall be transferred to Participant from a trust established and funded by the Company (the “Trust”) for the purpose of acquiring Shares for transfer to eligible employees pursuant to the Plan; and

WHEREAS, the Plan is administered by the Executive Compensation and Benefits Committee (the “Committee”) of the Company’s Board of Directors and is incorporated in this Agreement by reference and made a part of it;

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

1.	Restricted Share Unit Award. As of the Award Date, the Company hereby grants to Participant Restricted Share Units. Each Restricted Share Unit represents the right to receive one Share, subject to the vesting and other terms and conditions set forth in this Agreement.

2.	Vesting.

(a)	Participant’s interest in the Restricted Share Units awarded under paragraph 1 shall become vested and nonforfeitable as follows: thirty-three and one-third percent (33-1/3%) of the Restricted Share Units shall vest on each one year anniversary of the Award Date such that all of the Restricted Share Units shall be fully vested after three (3) years from the Award Date so long as Participant remains a bona fide employee of the Company (or its Subsidiaries). Upon vesting, the American Depositary Receipts representing the Shares subject to the vested Restricted Share Units shall be delivered to Participant from the Trust, provided the withholding requirements of paragraph 6 have been satisfied.

UNIONBANCAL CORPORATION

STOCK BONUS PLAN

RESTRICTED SHARE UNIT AGREEMENT

(b)	If Participant ceases to be a bona fide employee of the Company or any of its Subsidiaries for any reason, then except as otherwise provided in this subparagraph (b) or in subparagraph (c), all Restricted Share Units to the extent not yet vested under subparagraph (a) on the date Participant ceases to be an employee shall be forfeited by Participant without payment of any Shares or other consideration to Participant therefor. Notwithstanding the foregoing, if Participant’s employment is terminated under the provisions of the Company’s Separation Pay Plan, Participant’s interest in all Restricted Share Units awarded hereunder shall become fully vested and nonforfeitable as of the date of termination; provided, however, that this sentence shall not apply if the Award Date is less than six (6) months prior to the date of such termination of employment.

(c)	If Participant’s employment terminates by reason of death, Disability (as defined below) or Retirement (as defined below), Participant’s interest in all Restricted Share Units awarded hereunder shall become fully vested and nonforfeitable as of the date of termination of employment; provided, however, that this sentence shall not apply if the Award Date is less than six (6) months prior to the date of termination of employment as a result of death, Disability or Retirement. For purposes of this Agreement, “Disability” means disability which entitles Participant to long-term disability benefits under the Union Bank of California Long Term Disability Plan. For purposes of this Agreement, “Retirement” means termination of employment with the Company and its Subsidiaries on or after attaining age sixty-two (62) with ten (10) or more years of service with the Company or any of its Subsidiaries.

(d)	If Participant is on an approved leave of absence from the Company or a Subsidiary because of disability, or for the purpose of serving the government of the country in which the principal place of employment of Participant is located, either in a military or civilian capacity, or for such other purpose or reason as the Committee may approve, Participant shall not be deemed during the period of such absence, by virtue of such absence alone, to have terminated employment with the Company or a Subsidiary except as the Committee may otherwise expressly provide.

UNIONBANCAL CORPORATION

STOCK BONUS PLAN

RESTRICTED SHARE UNIT AGREEMENT

3.	Limitations on Rights Associated with Restricted Share Units. Participant’s Restricted Share Units shall be credited to a memorandum account on the books of the Company (“Restricted Share Unit Account”). The Restricted Share Units credited to a Participant’s Restricted Share Unit Account shall be used solely as a device for the determination of the number of Shares to be delivered to Participant under the Plan pursuant to Section 5. The Restricted Share Units shall not be treated as property or as a trust fund of any kind. The number of Restricted Share Units credited (and the number of Shares or other securities of MUFG, or the number and kind of other securities or other property, to which Participant is entitled upon settlement of the Restricted Stock Units under this Agreement) shall be subject to adjustment in accordance with Article 7 of the Plan. This Agreement shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. Until the Shares are required to be delivered to Participant under the terms of the Plan, a Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and rights no greater than the right to receive the Shares (or equivalent value) as a general unsecured creditor.

4.	No Rights as a Stockholder. Participant shall have no voting, dividend or other stockholder rights with respect to Restricted Share Units granted or credited under the Plan unless and until Shares are delivered to the Participant. Participant shall have no right to receive dividend equivalent credits or payments with respect to the Restricted Share Units.

5.	Delivery of Shares. The Company shall cause to be delivered to Participant one Share for each Restricted Share Unit credited to Participant’s Restricted Share Unit Account on the date such Restricted Share Unit becomes vested or as soon as administratively practicable thereafter. Restricted Share Units may be settled only in whole Shares. Fractional shares shall be settled in cash. Participant shall have all rights of a stockholder with respect to the Shares delivered hereunder. Participant hereby represents that Participant is acquiring the Shares issued hereunder for investment and not with a view to the distribution thereof, and that Participant does not intend to subdivide Participant’s interest in the Shares with any other person. Participant acknowledges that the Shares subject to this Agreement relate to ordinary shares of MUFG, which is a non-U.S. issuer, and that the primary trading market for MUFG’s ordinary shares is not in the United States. Participant further acknowledges that MUFG makes no undertaking to continue filing reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and neither MUFG nor the Company undertakes to maintain or facilitate a public market in the Shares in the United States. Furthermore, Participant acknowledges that, under applicable Japanese law, the Shares which relate to ordinary shares of MUFG are not permitted to be acquired or owned by or for the account of any “subsidiary” (as defined under applicable Japanese law) of MUFG. Accordingly, Participant acknowledges that a liquid trading market for the Shares or the underlying ordinary shares may not exist in the United States when the Shares are required to be delivered as a result of MUFG electing to delist or deregister the Shares, the American Depositary Receipts or the underlying ordinary shares in the United States or otherwise; that, as a result of any change or prospective change in applicable Japanese law or regulation thereunder (or any interpretation or change in interpretation thereof) with respect to MUFG (including any change associated with the application of International Financial Reporting Standards to MUFG), the Trust may become unable to acquire or own the Shares under then applicable Japanese law and regulations; and that the Committee reserves the right to take such actions as it deems appropriate in light of any future circumstances, including, but not limited to, adjustments to the Restricted Share Units under Article 7 of the Plan or discontinuation of the Plan at any time.

UNIONBANCAL CORPORATION

STOCK BONUS PLAN

RESTRICTED SHARE UNIT AGREEMENT

6.	Tax Withholding. The Company or its Subsidiary shall have the right to deduct from any delivery of Shares or other payments hereunder the amount of any federal, state, local or foreign taxes required by law to be withheld, or to make other arrangements for the satisfaction of any withholding tax obligations that arise in connection with the Award. Participant authorizes the Company or its Subsidiary to satisfy all withholding tax obligations from Participant’s wages or other cash compensation payable to Participant by the Company or its Subsidiary. The Company shall not be required to deliver any Shares or make any cash payment under this Agreement until such withholding tax obligations are satisfied.

7.	Section 409A. If a delivery of Shares or other payment subject to Section 409A of the Code is due upon termination of employment pursuant to this Agreement, a “termination of employment” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code. In addition, if the Company determines that Participant is a “specified employee” (as defined under Section 409A of the Code) at the time of such separation from service, delivery shall be made on the first business day that is more than six months and one day following the separation from service (or if earlier, Participant’s death) if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.

8.	No Effect on Terms of Employment. Nothing in this Agreement shall affect the right of the Company (or Subsidiary which employs Participant) to terminate or change the terms of employment of Participant at any time and for any reason, with or without cause.

9.	Beneficiaries.

(a)	Beneficiary Designation. Upon forms provided by and subject to conditions imposed by the Committee, Participant may designate in writing the Beneficiary or Beneficiaries (as defined below) whom such Participant desires to receive any amounts payable under this Agreement after his or her death. A Beneficiary designation must be signed and dated by Participant and delivered to the Committee to become effective. The Company and the Committee may rely on Participant’s designation of a Beneficiary or Beneficiaries last filed in accordance with this Agreement.

(b)	Definition of Beneficiary. Participant’s “Beneficiary” or “Beneficiaries” shall be the person(s) designated in writing by Participant to receive his or her benefits under this Agreement if Participant dies before receiving all of his or her benefits. In the absence of a valid or effective Beneficiary designation, Participant’s surviving spouse shall be the Beneficiary or if there is none, the Beneficiary shall be Participant’s estate.

UNIONBANCAL CORPORATION

STOCK BONUS PLAN

RESTRICTED SHARE UNIT AGREEMENT

10.	Restrictions on Transfer. Neither the Restricted Share Units, nor any interest therein, nor amount payable or Shares deliverable in respect thereof, may be sold, assigned, transferred, pledged, or otherwise disposed of, alienated, or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution, and in the event thereof, the Committee at its election may terminate the Restricted Share Units. Shares issued upon settlement of a Restricted Share Unit shall be subject to such restrictions on transfer as may be necessary or advisable, in the opinion of legal counsel to the Company, to assure compliance with applicable securities laws.

11.	No Effect on Other Plans. The Shares transferred pursuant to this Agreement shall not affect participation in, or the computation of benefits under, any other employee benefit plan of the Company or its Subsidiaries. For purposes of any bonus or incentive program for which Participant is eligible and for purposes of any employee benefit plans, to the extent permitted by applicable laws and by pertinent provisions of such plans, the Company or its Subsidiaries shall disregard any Shares and any other benefits received by Participant under this Agreement.

12.	Notice. Any notice or other paper required to be given or sent pursuant to the terms of this Agreement shall be sufficiently given or served hereunder to any party when transmitted by registered or certified mail, postage prepaid, addressed to the party to be served as follows:

Company:	Senior Executive Vice President and Director of Human Resources UnionBanCal Corporation 400 California Street, 10th Floor San Francisco, CA 94104

Participant:	At Participant’s address in the Company’s files, or to such other address as Participant may specify in writing to the Company.

Plan Administrator:

Any party may designate another address for receipt of notices so long as notice is given in accordance with this paragraph.

13.	Committee Decisions Conclusive. All decisions, determinations and interpretations of the Committee arising under the Plan or under this Agreement shall be conclusive and binding on all parties.

UNIONBANCAL CORPORATION

STOCK BONUS PLAN

RESTRICTED SHARE UNIT AGREEMENT

14.	Mandatory Arbitration. Any dispute arising out of or relating to this Agreement or the Award Notice, including its meaning or interpretation, shall be resolved solely by arbitration before an arbitrator selected in accordance with the rules of the American Arbitration Association. The location for the arbitration shall be in San Francisco, Los Angeles or San Diego as selected by the Company in good faith. Judgment on the award rendered may be entered in any court having jurisdiction. The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator and administration of the arbitration. Other than the costs of the arbitrator and administration of the arbitration, each party shall initially pay for its own costs and attorneys’ fees. However, the arbitrator shall determine which party is the prevailing party and shall have the power to award recovery to such prevailing party of all costs (other than the costs of the arbitrator and administration of the arbitration) and attorneys’ fees, including attorneys’ fees and a reasonable allocation for the costs of the Company’s in-house counsel, applying the same standards a court would apply under the law applicable. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. The provisions of this paragraph are intended by Participant and the Company to be exclusive for all purposes and applicable to any and all disputes arising out of or relating to this Agreement and the Award Notice. The arbitrator who hears and decides any dispute shall have jurisdiction and authority only to award compensatory damages to make whole a person or entity sustaining foreseeable economic damages, and shall not have jurisdiction and authority to make any other award of any type, including without limitation, punitive damages, unforeseeable economic damages, damages for pain, suffering or emotional distress, or any other kind or form of damages. The remedy, if any, awarded by the arbitrator shall be the sole and exclusive remedy for any dispute which is subject to arbitration under this paragraph.

15.	Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing contained in the Plan or this Agreement shall be interpreted as imposing any liability on the Company, the Committee, any Subsidiary or the Trust in favor of any Participant or any purchaser or other transferee of Shares with respect to any loss, cost or expense which such Participant, purchaser or transferee may incur in connection with, or arising out of any transaction involving any Shares subject to the Plan or this Agreement.

16.	Integration. The terms of the Plan, this Agreement and the Award Notice are intended by the Company and Participant to be the final expression of their contract with respect to the Shares and other amounts received under the Plan and may not be contradicted by evidence of any prior or contemporaneous agreement. The Company and Participant further intend that the Plan, this Agreement and the Award Notice shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative or other legal proceeding involving the Plan, this Agreement or the Award Notice. Accordingly, the Plan, this Agreement and the Award Notice contain the entire understanding between the parties and supersede all prior oral, written and implied agreements, understandings, commitments and practices among the parties. In the event of any conflict among the provisions of the Plan, this Agreement and the Award Notice, the Plan shall prevail. The Company and Participant shall have the right to amend this Agreement in writing as they mutually agree.

UNIONBANCAL CORPORATION

STOCK BONUS PLAN

RESTRICTED SHARE UNIT AGREEMENT

17.	Waivers. Any failure to enforce any terms or conditions of the Plan, this Agreement or the Award Notice by the Company or by Participant shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

18.	Severability of Provisions. If any provision of the Plan, this Agreement or the Award Notice shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof; and the Plan, this Agreement and the Award Notice shall be construed and enforced as if neither of them included such provision.

19.	California Law. The Plan, this Agreement and the Award Notice shall be construed and enforced according to the laws of the State of California to the extent not preempted by the federal laws of the United States of America.

By accepting the Award Notice on the              website as set forth above, Participant accepts the terms of the Plan and this Restricted Share Unit Agreement. Participant also hereby acknowledges receipt of a copy of the Plan and the UnionBanCal Corporation Stock Bonus Plan Restricted Share Highlights.

UNIONBANCAL CORPORATION

By:

Senior Executive Vice President and Director of Human Resources